EXHIBIT 99.1

March 6, 2019

CEO Letter to Shareholders

Dear Surna Shareholders:

I joined the Board of Directors of Surna Inc. in September 2018 and a couple months later was asked to assume the Chief Executive Officer position to replace my predecessor who had just resigned. In fact, I’m now the third CEO of the Company in the past 18 months – though the first with an engineering degree (U.S. Military Academy, West Point) or an MBA (Harvard Business School), or experience in the HVAC business. Obviously, management turnover is never a sign of stability, nor is it the type of admission that any CEO wants to make. But it is the truth.

And that’s what this entire letter is about: telling the unvarnished truth, for better or worse, and then letting the chips fall where they may. You own the Company, and I’m your manager. And I’m sharing with you the exact type of information and level of detail that I would want if the roles were reversed.

But before getting into those details, I want to share with you one of the primary reasons I accepted the CEO position at Surna. Over the last ten years, I helped build (and eventually sell) a business focused on developing, manufacturing, and marketing innovative, energy-efficient heating, ventilation and air conditioning (HVAC) systems for commercial, government and military applications – including a few cannabis facilities. Like any business, our primary objective was to help our customers succeed and, in that case, we helped them reduce energy costs.

A similar theme crosses over to Surna’s customers – commercial indoor cannabis growers – who are facing multiple headwinds of high energy costs, increasingly rigorous quality standards and customer expectations, and declining cannabis prices. To remain competitive, our customers must excel in three primary ways:

●	Increase yield (pounds of plants harvested)
●	Improve product quality and consistency
●	Lower production costs

In the three months that I have been your CEO, I have gained increasing confidence that Surna can play an important role in helping its customers survive and thrive in this industry, can do so profitably, and can generate shareholder value in the process. To do so, we must expand our business model over the next two years to deliver products and services for our customer’s entire facility lifecycle, not just the “one-and-done” environmental control system sale of the past. I will provide you some of the details, but first I will discuss a bit of the recent past as well as my findings about the current situation at Surna.

“Old” Surna

Over the past 24 months, despite turnover in the CFO position, the quality of our financial and SEC reporting has improved dramatically, and we implemented corporate, legal and compliance systems befitting a small public company. In this regard, we are clearly punching well above our weight. But we have had no investor presentation or earnings calls, presented at no investment conferences, have no analyst coverage or Wall Street investment banking sponsorship, and have no investor relations program or materials – either on our website or otherwise. In short, up to now we have never engaged with the investment community. This letter marks the end of that era.

Rather than rehash a litany of facts and figures about our historical business, I think it is easier to summarize it with a few headline takeaways:

●	For 2016 and 2017, our annual revenue was basically flat at about $7.5 million. And while our revenue for the first three quarters of 2018 roughly matched this $7.5 million, our quarter-over-quarter revenue remains inconsistent and unpredictable.

●	Our operating expenses, net of non-cash equity compensation, were $2.8 million and $4.0 million in 2016 and 2017. Bottom line, these increased expenses did not generate any incremental revenue in 2017.

●	For the first three quarters of 2018, our revenue was $7.4 million compared to $4.9 million for the first three quarters of 2017, a 51% increase. However, our operating loss, net of non-cash equity compensation, increased from $1.7 million to $1.9 million for the first three quarters of 2017 and 2018, respectively. So, while we had revenue growth, our operating expenses increased faster, and our quarterly revenues continued to be inconsistent.

●	To fund those losses, we had to raise $4.5 million in 2017 and $1.2 million in 2018 through a series of private placements. Because of these capital raises and our equity-based compensation, the number of common shares outstanding increased nearly 40% from 161 million at the end of 2016 to 224 million at the end of September 2018.

I would not have accepted the CEO position at Surna if I did not believe it has and does, in fact, occupy a strong position in an important corner of the cannabis industry and has real growth opportunities.

“New” Surna: Articulating and Achieving our New Vision

Since I was hired as CEO in late November, I have been on the road meeting with customers and prospects and listening to shareholders. Let me begin by addressing shareholder concerns, which basically fall into two categories: (i) there has been zero communication, and (ii) there is zero clarity about the Company’s strategic vision. One shareholder captured it perfectly: “What is Surna going to be when it grows up, and when will you tell us?” The answer to the second question is: now. The answer to the first question is answered in the paragraphs that follow.

Surna has three core assets: (i) multi-year relationships with customers and others in the industry, (ii) specialized engineering know-how and experience gathered from consulting, designing and/or supplying environmental control systems to over 800 indoor cannabis projects in North America, and (iii) a line of proprietary environmental control products. I believe Surna is well positioned in the industry and, to our knowledge, is the only integrated provider of proprietary environmental control equipment and engineering serving the cannabis space. Further, while there is no market data to support our claim, I believe our employees have more experience than any other mechanical engineering firm serving this industry.

Our reputation is our brand, and the brand is strong. There have been a few less than stellar projects in the Company’s past, but in recent years our work has been good, and our reputation reflects this reality. Many times I have had prospects and customers tell me that they wanted experts to design their facilities, and that they came to Surna because of our reputation and experience. We need to leverage our reputation and know-how against the local mechanical engineers who collectively constitute our largest competitors.

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More importantly, while hundreds of new grows continue to be built every year, the installed base of first-generation cultivation facilities in the U.S. and Canada has grown into the thousands. Approximately 8,000 legal cultivation licenses have been issued in the U.S. alone. Many of these facilities have environmental control systems that control temperature, humidity, vapor pressure deficit, and CO2 designed by mechanical engineers who lack Surna’s cannabis application-specific expertise. Some of these facilities are now facing serious challenges maintaining the required indoor growing conditions, which may lead to large dollar crop loss, uneven product consistency and quality, and reduced yields. The industry is beginning to recognize the need for our specialized know-how and experience, and existing facility retrofit projects present an expanded market opportunity for us beyond our typical new facility projects – which carry the uncertainties associated with prospect identification, licensing, permitting and funding.

As one concrete example of this initiative, we are pleased to announce that in February we completed a retrofit consulting project for a large, multi-facility cultivator, which is likely to result in a $1 million+ sale of equipment to several of their cultivation facilities that have been operating inefficiently.

In an effort to develop, and then summarize, simplify and communicate what our new vision looks like specifically, we have established a new framework. As part of this process, our first task was to think carefully about our positioning in the market, and we concluded the following:

Surna helps growers succeed in the controlled environment agriculture industry by providing highly-specialized consulting engineering and environmental control systems.

Product and Facility Lifecycle Matrix

Our new model is to expand our business with our customers in two ways:

Surna will: (1) offer a broader range of products and services, and (2) address a wider range of its customer needs.

A graphic representation of this matrix of product/service depth and facility lifecycle participation is set forth on the last page of this letter. We urge you to review this graphic as it provides a simple and clear map for where Surna wants to go (our new vision).

Product and Service Depth. Old Surna offered a limited range of products and services. We will now offer a broader range of products and services than just our historic mechanical engineering and modular chilled water systems. This will include products and services that smaller facilities typically purchase from retailers.

With our engineering know-how, we have the internal resources to develop and offer more environmental control solutions, help more customers and expand our market reach without incurring significant incremental costs – since our existing sales team will be able to promote these as part of the overall project. We also completed a full review of our major equipment and hardware lines and have developed a line-up of new, more efficient and proprietary products that we will be rolling out over the next 18 months. We designed these products to meet the increasing demands of our customers. We have already shipped two new models of Surna-branded, high-efficiency fan coil units – our first new products in nearly three years – that offer greater efficiency, design flexibility, and control for growers using modular chilled water systems.

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Facility Lifecycle. Old Surna operated on a “one-and-done” model: we provided a one-time engineering/design and equipment package primarily in only two of the four principal phases: Pre-build and Construction. As a result, we relinquished opportunities for building longer-term relationships with existing customers and their facilities in the latter two phases: Startup and Operation. Going forward, we will become “stickier” to our customers by providing products and services across the entire four-phase facility lifecycle. Each phase of the facility lifecycle has many activities that are opportunities for Surna, some of which we will pursue.

Sensors, Controls and Automation Business

I am also pleased to announce that Surna is making its next major product initiative in the sensors, controls and automation (“SCA”) market. This is an important initiative for us for several reasons, from tactical to strategic. In simple form, SCA is the thermostat in a room, with the occupant selecting the desired temperature set point, the wall thermostat (Sensor) then detecting the actual temperature, and when the space temperature deviates from the desired set point the thermostat (Control) then commands the furnace or air-conditioner to supply heated or cooled air to bring the room temperature back to the temperature set point. In the case of the cultivation facilities that we serve, there are multiple environmental conditions to monitor and control (such as temperature, relative humidity, CO2, lighting, system status, and more) than in a typical residential home (which is typically temperature only).

Indoor cannabis growers also need to vary the environmental conditions depending on stage of plant growth (i.e., clone, vegetative and flowering stages of cannabis cultivation), time of day, and plant maturity. In a cultivation facility the desired conditions change multiple times during the plant’s growth cycle and even within a day, and this is most easily accomplished with a programmable environmental control system (Automation), not unlike a simple programmable thermostat in a home (e.g., Nest).

From a tactical perspective, every cultivation facility must have SCA technology, giving us the opportunity to achieve incremental project revenue and margin (likely higher than the margin on our existing product mix) almost immediately with only limited extra sales effort. Strategically, with our SCA package, we are able to enhance our ongoing relationship with the customer which positions us for a long-term, value-adding relationship by tethering us to the customer through a controls interface (dashboard) to their facility. Additionally, it positions us as a broad-range provider of environmental control products and facility management services for the total facility lifecycle. While there are several other total controls systems providers, we believe that our industry know-how, experience and reputation will give us a compelling and competitive SCA offering. More details will be provided as we make progress in this exciting new opportunity.

Execution Plan: Completing the Transition to the New Surna

Our execution plan consists of a series of inter-related initiatives, including: (i) leveraging our strong brand name, (ii) positioning and messaging “Surna as the expert helper” in environmental controls management, (iii) offering a broader product and service array, (iv) evaluating first-generation grow facilities as prospects for broader service and product offerings or retrofit work, (v) rolling out our new SCA product offering, and (vi) developing a corresponding marketing/service/product plan to address facility lifecycle revenue opportunities.

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We are also actively identifying and assessing one-off strategic alliances (e.g., joint ventures, co-marketing, distribution) that are low cost/low risk, easy to implement and execute, can leverage our brand recognition in the cannabis space, expand the offerings that our knowledgeable salesforce can present to both past, current and future commercial cannabis cultivators and, most importantly, generate additional revenues and margins.

If these product and service initiatives are successful, we expect that they will bring us a more predictable, steady and recurring revenue stream as compared to the Company’s traditional one-time engineering/design/equipment projects that, while large in dollar value, were inconsistent and unpredictable and subject to licensing, permitting, funding uncertainties and other factors outside of our control. We believe these new product/service/software/technology offerings will be highly valued by our customers and potentially represent a more highly valued revenue stream to the Company.

Financial Implications

Old Surna was characterized by cash flow inconsistency and unpredictability. As a result, our expense, cash and working capital management are less than optimal. And, as mentioned, we had to complete a series of capital raises to fund operating losses.

New Surna will seek to: (i) reduce fiscal reliance exclusively from new facility project engineering/design and equipment revenue/cash flow, (ii) establish revenue from “lifecycle” operational and facility management offerings, (iii) operate with disciplined expense, cash and working capital management, (iv) become financially self-sustaining by achieving cash flow breakeven and operating profit, and (v) raise capital for strategic initiatives when the ROI is quantifiable and justified.

Our working capital position is inadequate and, as with many emerging growth companies in the cannabis and other industries, we will likely need to raise capital in order to execute on our strategic initiatives, improve our working capital situation and drive our growth. While we understand new equity capital raises are inherently dilutive at the time of issuance, it is important that our shareholders know that management has taken several steps since my appointment as CEO to preserve our cash resources to the best of our ability. Here are some observations and steps we have taken to date:

●	We believe the core business is sustainable with our targeted margin. However, the nature of our current business is to do large projects, and the average size of these projects has risen over time, sometimes exceeding $1 million per project. Unfortunately, when a project is delayed, as frequently happens for reasons outside of our control, our cash flow is adversely impacted. Our senior management team is focused on generating sales and moving our existing projects to completion. As discussed above, our new strategy will include a focus on more steady and predictable revenue opportunities.

●	Over the last three months, we have made reductions in payroll costs and other personnel-related expenses to reduce our cash burn rate. These cuts represented nearly a 30% reduction in our annualized payroll-related costs, or $900,000 annualized savings.

●	Another factor contributing to the current strained cash position was a change in some of the manufacturing partners we have for our proprietary products as part of our push to upgrade the performance and efficiency of our product line. As we continue our new product initiatives, we are likely to have more products that will require advance payments and/or require us to stock inventory. We have done our best to manage around this, but the reality is our working capital requirements have increased as a result.

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In sum, I believe that we have reduced our cash burn rate to the lowest level possible while still maintaining ongoing operations and therefore the only way to improve our cash flow and working capital position is to add revenue and margin to “grow out” of our current situation.

Accountability and Ongoing Communications

The opportunity before us is large, as is the work and execution needed to realize the vision for New Surna. It won’t be easy, it will take time, and there likely will be mistakes and setbacks along the way.

But we promise a few things right now. In connection with our Q4 2018 earnings call (see below for call-in details), we intend to articulate a series of specific metrics for 2019 and 2020 which you, our shareholders, should measure us by. We intend to share our progress against those metrics with you regularly. These quantifiable milestones will have timetables for achievement, which Surna’s Board will use to hold the management team accountable.

We promise to create and implement a full investor relations program and to fully engage with the investment community on an ongoing basis. And, beginning with our upcoming earnings call, we promise to establish a robust, two-way communications program in the form of quarterly earnings calls open to all with short scripts and fulsome Q&A time.

To that end, I would like to invite you to join our first earnings call, to be hosted by myself and our Chairman, Timothy J. Keating. The call will be conducted on Tuesday, March 26, 2019 at 4:00 p.m. Eastern Time.

To access the investor call via telephone:

Dial-In Number: 1-973-528-0008

Access Code: 269784

To access the investor call via the Internet:

Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/29678

If you have questions or suggestions, email or call me (tony@surna.com, 303-993-5271).

Sincerely yours,

Anthony K. McDonald

President & Chief Executive Officer

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Forward Looking Statements

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.

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SURNA® Product/Service and Facility Lifecycle Matrix

	Pre-build	Construction	Startup	Operation
	up to start of construction	6-12 months	0-2 years post-construction	2-20 years post-commissioning
current offerings	✓ Design options ✓ Budgeting ✓ Project timelines ✓ Engineering – mechanical	✓ Product – modular chilled water ✓ Supervision of install and construction	✓ Commissioning ✓ Operator training ✓ Warranty service	✓ Equipment retrofitting ✓ Facility assessment and redesign services
Q2 2019	• Engineering – HVAC controls • Rebate incentive consulting	• Hardware – controls system • Controls integration	• Facility performance monitoring	• Facility performance monitoring
Q3 2019		• Product – broader range		
Q4 2019	• Engineering – plumbing • Engineering – electrical		• Remote facility monitoring (cloud-based/SaaS)	• Remote facility monitoring (cloud-based/SaaS)
Q1 2020	• Vendor management • Floorplan layout • Engineering – irrigation	• Enhanced project management	• Facility management	• Performance/energy audit • Energy efficiency improvements
not to be offered	✗ Permitting ✗ Licensing ✗ Zoning ✗ Fund raising	✗ General contractor services ✗ Inspection	✗ Maintenance/service contracts